Exhibit 99.2

TRLG Q1 Management Commentary	2012

For a discussion of our consolidated results on the first quarter of 2012, please see our earnings release issued on May 1, 2012.  Below please find additional information regarding our first quarter results by business segment.

U.S. Consumer Direct net sales in the first quarter of 2012 increased 22.6% to $65.5 million due to the same-store sales increase of 13.3% and the addition of 15 new stores since January 1, 2011.  The same-store sales increase encompasses the 90 stores that were open for at least 12 full months as well as the Company’s e-commerce sales.

In the first quarter of 2012, this segment opened one store and closed one store, ending the first quarter with 109 retail stores, compared to 96 as of March 31, 2011. The store count at the end of the first quarter includes 79 full-price stores and 30 outlets.

The segment’s weighted average retail square footage for the first quarter of 2012 was 206,000 square feet compared to 179,000 square feet for the first quarter of 2011. At the end of the quarter, the total retail square footage was 208,000 square feet.  A recap of the stores opened from January 1, 2012 to March 31, 2012 is attached to this commentary.

Other key metrics in the U.S. Consumer Direct segment include average selling price (ASP) of jeans in the full price stores.  The ASP of jeans increased to $259 in the first quarter of 2012 compared to $252 in the first quarter of 2011.  Sportswear sales made up 33.2% of the U.S. Consumer Direct net sales in the first quarter 2012, compared to 30.3% in the first quarter of 2011.

The U.S. Consumer Direct gross margin decreased to 70.4% in the first quarter of 2012 from 72.2% in the same quarter in 2011. During the first quarter of 2012, we took increased markdowns in our outlet stores in order to clear slower moving women’s merchandise.  Also, the gross margin was impacted by our strategy to price selected new women’s styles and new European sportswear competitively.

The $3.8 million increase in U.S. Consumer Direct SG&A was primarily due to costs associated with the increase in store count from 96 at the end of March 2011 to 109 at the end of March 2012.  As a percentage of U.S. Consumer Direct net sales, SG&A decreased by 110 bps to 36.2% primarily due to the same-store sales increase, which produced leverage on fixed costs.

First quarter operating income within the U.S. Consumer Direct segment increased by 19.7% to $22.3 million. The U.S. Consumer Direct segment’s operating margin decreased to 34.1% in the first quarter of 2012 from 34.9% in the first quarter of 2011, primarily due to the planned increases in field management and merchandise planning and buying resources to support the sales growth in this segment. The segment’s four-wall operating margin was 40.2% in the first quarter 2012 versus 39.2% in first quarter 2011.

U.S. Wholesale net sales for the quarter increased by 2.8% to $21.4 million, primarily due to an increase in sales to the Specialty channel.  Following eight consecutive quarters of year-over-year net sales growth, the Specialty channel represents our largest sales channel in the U.S. Wholesale segment.  This is the first year-over-year increase in this segment’s net sales since the fourth quarter of 2008.  The net sales to Major accounts for the first quarter of 2012 decreased by 6% versus last year, and sales to Off-price accounts were consistent on a year-over-year basis.

Gross margin decreased by 30 basis points to 53.3% in the first quarter of 2012 primarily due to the lower initial gross margin on selected new women’s styles.

The U.S. Wholesale segment’s operating income increased by 6.6% to $9.9 million, and its operating margin increased from 44.5% in the first quarter of 2011 to 46.1% in the first quarter of 2012 driven by the segment’s net sales increase and its decrease in SG&A expenses.

International net sales increased by 3.6% to $19.1 million.  The segment’s retail net sales grew by 121% which is the result of an increase in our store count from eight as of March 31, 2011 to 18 as of March 31, 2012.  This increase was partially offset by a decrease in our wholesale net sales in Germany and a planned net sales drop in Korea.

Gross margin expanded by 180 basis points to 55.8% in first quarter 2012 due to the sales mix shift towards our international retail business, which earns a higher gross margin than our wholesale business.

The segment’s SG&A increased to $8.2 million from $6.8 million primarily due to the increase in the number of retail stores from eight stores as of March 31, 2011 to 18 stores as of March 31, 2012.  As a percentage of net sales, SG&A was 42.7% in the first quarter of 2012 versus 36.7% in the first quarter of 2011. This SG&A rate increase was driven by the sales mix shift to the direct retail business, which has a higher SG&A rate than the wholesale business.

The International segment’s operating income decreased by 21.7% to $2.5 million, and its operating margin decreased to 13.1% from 17.3% primarily due to the sales mix shift to the retail business, which earns a lower operating margin than the wholesale business.

True Religion Brand Jeans - Retail stores opened from January 1, 2012 through March 31, 2012

Store Count	Store Location	City	State	Opening Date	Square Footage	Store Type
US Stores
1	Natick Mall	Natick	Massachusetts	1/19/2012	1,672	Retail

International Stores		City	Country
1	Namba Parks	Osaka	Japan	3/22/2012	1,477	Retail
2	Crossiron Mills	Rocky View	Canada	3/22/2012	2,464	Outlet

True Religion Brand Jeans - Total Retail Stores

	As of	Opened during	Closed during	Relocated during	As of	Remainder to be
Store Count	March 31, 2011	Q1 2012	Q1 2012	Q1 2012	March 31, 2012	opened in 2012
US Stores
Regular Price	67	1	1	0	79	7
Outlet	29	0	0	0	30	5
US Store Total	96	1	1	0	109	12

International Stores
Regular Price	5	1	0	0	11	9
Outlet	3	1	0	0	7	3
International Store Total	8	2	0	0	18	12
Total US and International Stores	104	3	1	0	127	24